Exhibit (d)(4)

                  [DECADE COMPANIES LETTERHEAD]






November 12, 1996


RE:  Decade Companies Income Properties
     Form 10-Q
     Offer to Purchase Limited Partnership Interests

Dear Investor:

We are enclosing with this letter the report on Form 10-Q for the quarter ended September 30, 1996.

An Offer to Purchase Limited Partnership Interests dated October 24, 1996 was recently mailed to you. Please note. The Offer by the Partnership to purchase your Limited Partnership Interests for cash will expire at 12:00 midnight, Milwaukee, Wisconsin time on Friday, November 22,1996 (unless otherwise extended by the Partnership). If you have not already accepted the Offer, and wish to do so, you must sign and timely return the Letter of Acceptance.

Please note that our office will be open until 5:00 p.m., Milwaukee, Wisconsin time, on Friday November 22, 1996. Our fax machine(414-792-0808) will be available to receive your Letter of Acceptance after office hours through 12:00 midnight, Milwaukee, Wisconsin time.

Should you have any questions, please feel free to call me.

Very truly yours,

/s/ Michael Sweet

Michael Sweet
Partnership Manager

MS/mt

Enclosure

                BROOKFIELD LAKES CORPORATE CENTER
                   250 PATRICK BLVD. SUITE 140
                BROOKFIELD, WISCONSIN 53045-5864
                    TELEPHONE (414) 792-9200
                       FAX (414) 792-0808